Exhibit 99.1

P&F INDUSTRIES, INC. ACQUIRES AIR TOOL SERVICE COMPANY

MELVILLE, N.Y., August 14, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) announced today that as of the close of business August 13, 2014, through a newly-formed subsidiary, it has acquired substantially all of the assets comprising the business of Air Tool Service Company (“ATSCO”), an Ohio based corporation engaged in the manufacture and distribution of pneumatic tools and parts. The purchase price consisted of approximately $7,659,000 in cash and the assumption of certain payables and liabilities, and is subject to a post-closing working capital adjustment. The newly acquired company will be a wholly-owned subsidiary of P&F’s Hy-Tech Machine, Inc. The Company believes that this acquisition will be immediately accretive to earnings.

Richard Horowitz, P&F’s Chairman, President and Chief Executive Officer, stated, “We are pleased to announce the completion of our third acquisition of a pneumatic tool company in the past forty five days. ATSCO will bolster Hy-Tech’s offering of industrial tools. We are eager to move forward with the planned integration of ATSCO with Hy-Tech, and anticipate synergistic savings and improved overhead absorption, as well as growth opportunities for our pneumatic tool companies in the future. As shown by our recent transactions, P&F is committed to improving growth and profitability, organically and through targeted acquisitions.”

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks and trade names, as well as under the private labels of major manufacturers and retailers.

About Air Tool Service Company

ATSCO designs, engineers, reverse engineers and manufactures pneumatic tools for diverse applications. Motors range from 0.1 to 10 H.P, with speed and torque specifications designed to meet the requirements of the application. Its products are used in critical applications in such areas as: aerospace, food, aluminum, steel, construction, petrochemical, automotive, and material handling.

Safe Harbor Statement

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com